FOR IMMEDIATE RELEASE

Exhibit 99.1

Waste Management Names James C. Fish, Jr. Executive Vice President and Chief Financial Officer

Executive Vice President – Finance, Recycling and Energy Services Steven C. Preston to Leave Company

HOUSTON — July 5, 2012 – Waste Management, Inc. (NYSE: WM) today announced that James C. Fish, Jr., currently Senior Vice President of the Eastern Group, will become Executive Vice President and Chief Financial Officer upon completion of financial reporting for the second quarter. Mr. Fish will succeed Steven C. Preston, the company’s principal financial officer, following Mr. Preston’s decision to pursue chief executive officer opportunities. Mr. Preston is expected to remain with the company through the third quarter to ensure an orderly transition.

Mr. Preston joined Waste Management last year after the company’s acquisition of Oakleaf Global Holdings, where Mr. Preston was President and Chief Executive Officer. David Steiner, President and CEO of Waste Management, said, “Steve has been highly effective as a strategic, operational, and financial leader in our company. He has also played an integral role in many of our key initiatives. We wish Steve much success and know that another company will be fortunate to have him as a new chief executive. Fortunately for us, we have a proven person in Jim Fish to assume our CFO responsibilities.”

Said Preston, “It has been a privilege working with such a talented and committed leadership team. I firmly believe the company is headed in the right direction as they address the changes that are underway in the waste industry. It’s my desire, however, to return to a chief executive position, and I am pursuing that.”

Mr. Fish joined Waste Management in 2001 as Director of Financial Planning and Analysis. Two years later, he was promoted to Vice President of Price Management managing the company’s pricing programs. He then moved into field operations as a Vice President, first managing the Rhode Island/Southern Massachusetts market area, then managing the larger Western Pennsylvania/West Virginia market area, and finally managing the expanded Pennsylvania/West Virginia market area. In 2011, he was promoted to Senior Vice President of the Eastern Group, which had over $3.1 billion in revenue in 2011. Mr. Fish earned a Bachelor of Science degree in accounting from Arizona State University and a MBA in finance from the University of Chicago. He is also a Certified Public Accountant. Prior to joining Waste Management, Mr. Fish held finance or revenue management positions at Westex, a Yellow-Roadway subsidiary; Trans World Airlines; and America West Airlines. He began his professional career at KPMG Peat Marwick.

“Over more than a decade at Waste Management, Jim has taken on a wide variety of responsibilities and has done an exceptional job in every role,” said Steiner. “Jim knows the company, he is a leader, and he has embraced our need to change and grow. The combination of Jim’s valuable field and corporate experience, together with his financial expertise and focus on growth, ideally position him to manage our financial affairs as we pursue our strategies of knowing more about our customers and how best to service them; extracting more value from the materials we handle; and innovating and optimizing our business.”

FOR MORE INFORMATION Waste Management Web site www.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Lynn Brown 713.394.5093 lynnbrown@wm.com

Waste Management also announced that it has scheduled a shareholder-analyst conference call on Thursday, July 5, 2012 at 10:00 a.m. Eastern Time to introduce Mr. Fish and to allow Mr. Preston to discuss his decision and the transition plan.

What: Waste Management shareholder-analyst conference call

When: Thursday, July 5, 2012 at 10:00 a.m. Eastern Time

Where: A live audio webcast of the conference call can be accessed by logging onto www.wm.com and selecting “Events and Presentations” in the Investor Relations section of our website.

You may also listen to the analyst conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call – Call ID 97433084.” US/Canada Dial-In #: (877) 710-6139. Int’l/Local Dial-In #: (706) 643-7398. Participation will be in listen-only mode.

Replay: A replay of the call will be available beginning at approximately 1:00 p.m. ET July 5 through 5:00 p.m. ET on July 26. To hear a replay of the call over the Internet, access Waste Management’s website at www.wm.com. To hear a telephonic replay of the call, dial (855) 859-2056 or (404) 537-3406 and enter conference code 97433084.

About Waste Management

Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through its subsidiaries, the company provides collection, transfer, recycling and resource recovery, and disposal services. It is the largest residential recycler in North America and a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities in the United States. The company’s customers include residential, commercial, industrial, and municipal customers throughout North America. To learn more information about Waste Management visit www.wm.com or www.thinkgreen.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature or which relate to future events and are subject to risks and uncertainties. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. These statements are only predictions. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors. The forward-looking statements made in this press release relate only to events as of the date of this release. We undertake no ongoing obligation to update these statements.

###